Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), dated as of April 10, 2025, is entered into by and between Currenc Group Inc., a Cayman Islands Corporation (the “Company”) and Wan Lung Eng (the “Executive”).

WHEREAS, the Company wishes to employ Executive on the terms and conditions set forth herein; and

WHEREAS, Executive wishes to accept such employment upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable, consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment. The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on April 16, 2025 (the “Effective Date”) and ending as provided in Section 5 (the “Employment Period”).

2. Position and Duties.

(a) During the Employment Period, Executive shall serve as the Chief Financial Officer of the Company and shall report to the Company’s Board of Directors (the “Board”). Unless otherwise decided by the Board, the Chief Financial Officer’s immediate reporting line is to the Chairman.

(b) Executive shall have the duties, responsibilities, functions and authority specified by the “Board”, including the following (i) treasury and cash management; (ii) corporate accounting; (iii) tax; (iv) external audit; (v) financial reporting to the Securities and Exchange Commission; (vi) risk management; (vii) supervising the collection of revenues and payments of expenses; (viii) preparing reports and statements for management and the shareholders of the Company; (ix) budgeting and strategic planning; (x) investor relations; (xi) structuring and executing financing and capital-raising activities; (xii) provide oversight and direction to mergers and acquisitions, divestitures, and other strategic transactions; (xiii) manage compliance with Securities and Exchange Commission regulations and other relevant laws; (xiv) oversee the negotiation, execution and management of contracts and legal agreements; (xv) oversee the finance, accounting and administration departments; (xvi) general executive operating supervision over the U.S. operations of the Company; (xvii) lead initiatives to enhance shareholder value, including guiding the Company’s efforts to qualify for inclusion in prominent indices such as the Russell 2000, Russell 1000, and similar ranking in other notable indices such as S&P and MSCI; (xviii) formulate and implement strategies to enhance and broaden research coverage for the Company by building strong relationships with equity analysts, investment banks, and institutional investors to increase visibility and strengthen investor confidence, and (xix) such as tasks as are normally associated with the position of a Chief Financial Officer in a NASDAQ listed company. During the Employment Period, Executive shall render executive and managerial services to the Company and its subsidiaries as the Board may from time to time direct.

(c) Executive shall devote Executive’s best efforts and Executive’s full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company. Executive shall perform Executive’s duties, responsibilities and functions to the Company hereunder to the best of Executive’s abilities in a diligent, trustworthy, professional and efficient manner and shall comply with the Company’s policies and procedures in all material respects. During the Employment Period, Executive shall not serve as an officer or director of, or otherwise perform services for compensation for, any other entity without the prior written consent of the Board; provided, that Executive may serve as an officer or director of or otherwise participate in solely educational, welfare, social, religious and civic organizations so long as such activities do not interfere with Executive’s employment with the Company.

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(d) Executive shall perform services for the Company primarily from the Company’s office located in New York, New York.

3. Compensation and Benefits.

(a) During the Employment Period, Executive’s annual base salary shall be Three Hundred Thousand U.S. Dollars ($300,000.00) or such higher rate as the Board may determine from time to time (as adjusted from time to time, the “Base Salary”), which salary shall be payable by the Company in regular installments in accordance with the Company’s general U.S. payroll practices in effect from time to time for senior employees of the Company. The Base Salary shall be prorated on an annualized basis based on the number of business days elapsed in any year during the Employment Period.

(b) Beginning on the Effective Date, Executive shall be entitled to receive

(i) A guaranteed bonus each quarter equal to Twenty-Five Thousand U.S. Dollars ($25,000) (the “Quarterly Bonus”) payable in cash, without reduction for any other compensation the Executive shall receive from other sources, and shall be paid in arrears in the last payroll cycle in December, March, June, and September of each year. The first payment (for the period between the Effective Date and 30 June 2025) shall be paid in the last payroll cycle of June 2025. In the event of the Executive’s termination, whether voluntary or involuntary, the Executive shall be entitled to receive any earned but unpaid prorated Quarterly Bonus. This prorated amount shall be calculated based on the number of business days the Employee was actively employed during the quarter, and included in the Executive’s final paycheck, provided that the termination occurs after the end of a quarter but before the Quarterly Bonus has been paid.

(ii) An annual performance bonus, including, at the Board’s discretion, both or either cash or equity awards, based on the achievement of key performance indicators (“KPIs”) established by the Board. For the avoidance of doubt, the KPIs shall be determined by the Board from time to time upon consultation with Executive by reference to the job description set out in Section 2(b) above, and shall include provisions tying the performance bonus to Executive’s success in assisting the Company to raise funding from time to time on terms acceptable to the Board in its sole discretion. The funding may be in the form of equity issues, debt financing or such other financial instruments as acceptable to the Board at its sole discretion. Any bonus payable to Executive pursuant to this Section 3(b)(ii) shall be prorated on an annualized basis based on the number of business days elapsed in any year during the Employment Period. Any bonus shall be payable promptly following completion of the annual audit for the applicable fiscal year, and such payment shall be subject to Executive’s continued employment hereunder through the applicable payment date except as otherwise specifically provided in this Agreement.

(c) Subject to the final approval of the Board, on the Unconditional Date (as defined below), the Executive will be granted an option to purchase 1,000,000 shares of the Company’s common stock (the “Equity Award”). The Equity Award shall be subject to the terms and conditions of the Company’s Equity Incentive Plan, as in effect on the date of grant and as amended and restated thereafter from time to time (the “Plan”) and standard form of option agreement thereunder (the “Equity Agreement”, and together with the Plan, the “Equity Documents”). The shares of common stock underlying the Equity Award shall vest over four (4) years, or vesting schedule as the Board may determine from time to time, in accordance with the terms of the Equity Documents, provided that Executive remains engaged in a service relationship (as defined in the Plan) with the Company as of each such vesting date. For the purposes of this Agreement, “Unconditional Date” means the date falling 3 months after the Effective Date.

(d) In addition, during the Employment Period, Executive shall be entitled to participate in all the Company’s employee benefit programs for which employees of the Company are generally eligible. The Company shall pay 100% of all required premium costs associated with Executive and eligible immediate family members’ enrollment in the Company’s health insurance employee benefits plans. If the Company does not have a health insurance plan, it will reimburse Executive monthly for the full cost of the Executive and eligible immediate family members’ health insurance coverage until a plan is adopted, if any, under which Executive is entitled to coverage.

(e) The Company will provide Executive with the opportunity to immediately participate in the Company’s 401(k) Plan. The Company will make a 6% match of Executive’s contributions beginning immediately upon the Effective Date.

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(f) Executive shall be entitled to four (4) weeks of Paid Time Off each calendar year (prorated for partial years of employment hereunder) to accrue, carry over from year-to-year, and be used in accordance with the Company’s policies as in effect from time to time.

(g) The Company shall reimburse Executive for all reasonable and necessary business expenses incurred in the conduct of Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies, as in effect from time to time. The current policy of the Company requires Executive to obtain the prior approval of the Chairman for business travels and expenses outside the U.S. The expenses referred to in this Section 3(g) shall be paid directly by the Company or reimbursed upon Executive’s submission of receipts and expense reports or other documentation in such form as may be reasonably required by the Company from time to time.

(h) Nothing in this Section 3 shall be construed as limiting in any way the Company’s authority to alter, discontinue, or limit eligibility for any employee benefit program, including the Company’s Medical Insurance, Dental Insurance, or retirement employee benefits programs, at any time now or in the future as permitted by law.

4. Agreement Term. The Employment Period shall begin on the Effective Date and shall continue until Executive’s resignation, death or Disability (as defined below) or until the Employment Period is terminated by the Company with or without Cause (as defined below) or by the Executive with Good Reason (as defined below). Except as otherwise provided herein, any termination of the Employment Period by the Company shall be effective as specified in a written notice from the Company to Executive and vice versa. For the avoidance of doubt, the Employment Period may be terminated by either the Company or Executive at will at any time.

5. Termination

(a) The Executive’s employment hereunder may be terminated by either party upon one (1) month’s advance written notice. The Company may terminate the Executive’s employment immediately by payment in lieu of notice.

(b) The Executive’s employment hereunder may be terminated by the Company with Cause without notice.

(c) Following the Unconditional Date, if the Employment Period is terminated by the Company without Cause (as defined below) or by the Executive with Good Reason (as defined below), then, in addition to the Final Compensation (as defined below), for a period of three (3) months following the date of termination, Executive shall be entitled to (i) continue to receive Executive’s Base Salary; (ii) continue to participate in group medical and dental plans for Company employees to the extent permitted under applicable law, and the Company shall continue to contribute to the premium cost of Executive and eligible immediate family members’ participation in the Company’s group medical and dental plans as set forth in Section 3(d) in this Agreement, provided that Executive is entitled to continue such participation under applicable law and plan terms; (iii) have all unvested equity awards granted to Executive become vested; and (iv) receive payment for all accrued but unused vacation. In addition, the Company shall pay Executive any bonus compensation otherwise payable pursuant to Section 3(b) for the fiscal year preceding that in which termination occurs that is unpaid on the date of termination (regardless of whether Executive remains continuous employed hereunder through the applicable payment date). The Base Salary to which Executive may become entitled under this Section 5(c) shall be payable in accordance with the normal U.S. payroll practices of the Company. Executive shall not be entitled to any other salary, compensation or benefits after termination of the Employment Period, except as specifically provided for in the Company’s employee benefit plans or as otherwise expressly provided for herein or as required by applicable law.

For the purposes of this Agreement, “Final Compensation” means (i) any Base Salary earned but not paid during the final payroll period of Executive’s employment through the date of termination, and (ii) any business expenses incurred by Executive but un-reimbursed on the date of termination, provided that such expenses and required substantiation and documentation are submitted within fifteen (15) calendar days of the date of termination and that such expenses are reimbursable under Company policy.

(d) If the Employment Period terminates due to Executive’s death or Disability, in addition to the Final Compensation, the Company shall pay Executive (or, as applicable, Executive’s estate) any bonus compensation otherwise payable pursuant to Section 3(b) for the fiscal year preceding that in which termination occurs that is unpaid on the date of termination; (ii) the Company shall pay Executive or Executive’s estate the value all accrued but unused vacation at the time of Executive’s death or Disability; and (iii) all unvested equity awards granted to Executive become vested. Executive shall not be entitled to any other salary, bonus, compensation, or benefits thereafter, except as otherwise specifically provided for under the Company’s employee benefit plans or as otherwise expressly required by applicable law.

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(e) If the Employment Period terminates for any reason other than by the Company without Cause, by Executive for Good Reason, or due to Executive’s death or Disability, Executive shall only be entitled to Final Compensation and shall not be entitled to any other salary, bonus, compensation or benefits thereafter, except as otherwise specifically provided for under the Company’s employee benefit plans or as otherwise expressly required by applicable law.

(f) Except as otherwise expressly provided herein, all of Executive’s rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the termination or expiration of the Employment Period shall cease upon such termination or expiration, other than those expressly required under applicable law (such as COBRA). The Company may offset any amounts Executive owes to the Company against any amounts the Company owes Executive hereunder, subject to Section 409A of the Internal Revenue Code of 1986, as amended.

(g) For purposes of this Agreement, “Cause” shall mean with respect to Executive one or more of the following: (i) Executive’s willful failure to perform Executive’s duties (other than any such failure resulting from illness, temporary absence, legal incapacity due to Disability), after reasonable notice of such failure and an opportunity to correct such failure within ten (10) calendar days, if correctable; (ii) Executive’s willful failure to follow reasonable and lawful directives of the Board, after reasonable notice of such failure and an opportunity to remedy or cure such conduct within ten (10) calendar days of the breach, if curable; (iii) Executive’s conduct which the Board in its good faith discretion determines would cause the Company or any of its subsidiaries substantial public disgrace or disrepute or substantial economic harm; (iv) Executive’s commission of an offense involving moral turpitude or any felony; (v) Executive’s breach of any fiduciary duty with respect to the Company; (vi) Executive’s gross negligence, recklessness, or willful misconduct with respect to the Company resulting in material harm to the Company; or (vii) Executive’s material breach of this Agreement, after reasonable notice of such breach and an opportunity to cure such breach within ten (10) calendar days of the breach, if curable.

(h) For purposes of this Agreement, “Disability” shall mean Executive’s inability to perform the essential duties, responsibilities and functions of Executive’s position with the Company for a period of thirty (30) consecutive calendar days or for a total of sixty (60) calendar days during any 12-month period as a result of any mental or physical illness, disability or incapacity even with reasonable accommodations for such illness, disability or incapacity provided by the Company or if providing such accommodations would be unreasonable, all as determined by the Board in its reasonable good faith judgment. If any question shall arise as to whether during any period Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of Executive’s duties and responsibilities hereunder, Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom Executive has no reasonable objection to determine whether Executive is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and Executive shall fail to submit to such medical examination, the Company’s determination of the issue shall be binding on Executive.

(i) For the purposes of this Agreement, “Good Reason” shall mean shall mean the occurrence of one or more of the following without Executive’s written consent: (A) the Company reduces the amount of the Annual Salary, excluding a reduction of the Annual Salary conducted as part of similar reduction applicable to all officers of the Company, (B) the Company changes Executive’s primary place of work to a location that is more than twenty-five (25) miles from Executive’s present primary place of work, (C) the Company changes Executive’s title or otherwise reduces Executive’s responsibilities in a manner which is materially inconsistent with the positions Executive holds (including, without limitation, a change in reporting structure such that Executive no longer reports to the Board), or (D) the Company materially breaches this Agreement; provided, however, that no event described in clause (A), (B), (C), or (D) will constitute Good Reason unless (1) Executive has given the Company written notice of the Good Reason objection, setting forth the conduct of the Company that is alleged to constitute Good Reason, within thirty (30) calendar days after the occurrence of such conduct, (2) Executives has provided the Company with thirty (30) calendar days following the date on which such notice is provided to cure such conduct, (3) the Company has failed to do so, and (4) Executive has provided notice of resignation within fourteen (14) calendar days of the lapse of the cure period. Failing such cure, a termination of employment by Executive for Good Reason would be effective on the date the Company receives the notice of resignation.

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6. Confidential Information.

(a) Executive acknowledges that the information, observations and data (including trade secrets) obtained by Executive while employed by the Company (including those obtained by Executive prior to the Effective Date) concerning the business or affairs of the Company or any subsidiary, if applicable (“Confidential Information”) are the property of the Company or such subsidiary; provided, that, for the avoidance of doubt, Confidential Information shall not include information already in the public domain or generally known to the public through no fault of Executive. Therefore, Executive agrees that Executive shall not disclose to any person or entity or use for Executive’s own purposes any Confidential Information or any confidential or proprietary information of other persons or entities in the possession of the Company or its subsidiaries (“Third Party Information”), without the prior written consent of the Board, other than as required for the proper performance of Executive’s regular duties and responsibilities for the Company or as required by applicable law after notice to the Company and a reasonable opportunity for the Company to obtain protection for the Confidential Information prior to its disclosure. Executive shall deliver to the Company at the termination or expiration of the Employment Period, or at any other time the Company may reasonably request, all memoranda, notes, plans, records, reports, computer files, disks and tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to Third Party Information, Confidential Information, Work Product (as defined below) or the business of the Company or any subsidiary, if applicable, which Executive may then possess or have under Executive’s control. The confidentiality obligation under this Section 6 shall not apply to information which is generally known or readily available to the public at the time of disclosure or becomes generally known through no wrongful act on the part of Executive.

(b) Executive shall be prohibited from using or disclosing any confidential information or trade secrets that Executive may have learned through any prior employment. If at any time during the Employment Period Executive believes Executive is being asked to engage in work that will, or will be likely to, jeopardize any confidentiality or other obligations Executive may have to former employers, Executive shall immediately advise the Board so that Executive’s duties can be modified appropriately. Executive represents and warrants to the Company that Executive took nothing with Executive which belonged to any former employer when Executive left Executive’s prior employment positions and that Executive has nothing that contains any information which belongs to any former employer. If at any time Executive discovers this is incorrect, Executive shall promptly return any such materials to Executive’s former employer. The Company does not want any such materials, and Executive shall not be permitted to use or refer to any such materials in the performance of Executive’s duties hereunder.

(c) Notwithstanding the foregoing or any other provision of this Agreement or any other agreement between the Company and Executive, if Executive makes a confidential disclosure of any trade secret or other confidential information to a government official or an attorney for the sole purpose of reporting a suspected violation of law, or in a court filing under seal, Executive shall not be held liable under this Agreement or under any federal or state trade secret law for such a disclosure.

7. Inventions and Intellectual Property.

(a) Executive acknowledges and agrees that all rights (including, without limitation, all intellectual property rights of any kind throughout the world) in and to all inventions (whether or not patentable), technology, innovations, improvements, discoveries, developments, concepts, methods, processes, techniques, algorithms, software (including, without limitation, all object code and source code), data, specifications, trade secrets, works of authorship, mask works, designs, analyses, drawings, reports, know-how, ideas and all other intellectual property and proprietary information and all similar or related information, in each case, that relate to the Company’s or any of its subsidiaries business, research and development or existing or future products or services and that had been or are, to any extent, made, discovered, developed, created, conceived or reduced to practice by Executive (whether alone or jointly with others) in the course and scope of his employment and while employed by the Company or any of its Affiliates, regardless of whether in the past, present or future (collectively, “Work Product”), belong to the Company or such Affiliate. Executive hereby irrevocably assigns all right, title and interest in and to all Work Product, including all related intellectual property rights, to the Company (or, if designated by the Company, to such Affiliate as the Company’s designee), including all goodwill that is associated with such Work Product, and further including all income, royalties, and damages hereafter due and payable with respect to such Work Product, including without limitation, damages for any and all past, present and future causes of action and other enforcement actions (including, without limitation, for injunctive remedies and relief) and rights to damages and profits, due or accrued, relating to any of the foregoing, including the right to sue and recover for, and the right to profits and damages, due or accrued, arising out of or in connection with, any and all past, present or future infringements, misappropriations or dilutions of such Work Product. Notwithstanding the foregoing in this Section 7(a), the foregoing assignment does not (and will not) include any Work Product that qualifies fully for exclusion to the extent required by applicable law and, for all such excluded Work Product, Executive hereby grants Company and its Affiliates a perpetual, irrevocable, worldwide, royalty-free, fully paid-up, exclusive, sublicensable, transferable, assignable right and license to exercise, exploit, use, make, offer to sell, sell, reproduce, distribute, modify, create derivative works of, perform, and display such Work Product, Executive hereby grants Company and its Affiliates a perpetual, irrevocable, worldwide, royalty-free, fully paid-up, exclusive, sublicensable, transferable, assignable right and license to exercise, exploit, use, make, offer to sell, sell, reproduce, distribute, modify, create derivative works of, perform, and display such Work Product without limitation. Executive shall promptly disclose any inventions (whether or not patentable) included in any Work Product to the Board and perform all actions reasonably necessary or requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership of any Work Product (including, without limitation, executing assignments, consents, powers of attorney and other instruments).

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(b) If any Work Product is based on, incorporates, or is an improvement or derivative of, or cannot be reasonably and fully made, used, practiced, reproduced, distributed or otherwise exploited without using or violating, any technology or intellectual property rights owned by or licensed to Executive and not assigned to the Company or any of its Affiliates under this Agreement, Executive hereby grants the Company and each of its Affiliates, and the successors of each of the foregoing, a perpetual, irrevocable, worldwide, royalty-free, fully paid-up, non-exclusive, sublicensable, transferable, assignable right and license to exercise, exploit, use, offer to sell, sell, reproduce, distribute, modify, create derivative works of, perform, and display all such technology and intellectual property rights in support of the Company’s and its and Affiliates’ respective exercise, exploitation, use, making, offering to sell, sale, reproduction, distribution, modification, creation of derivative works of, performance, and display of any Work Product or any assigned rights (including, without limitation, any modifications, improvements or derivatives of any of the foregoing).

(c) The assignment of Work Product in Section 7(a) includes, without limitation, all Moral Rights (as defined below) in relation to the Work Product and all uses thereof, together with all claims for damages or other remedies asserted on the basis of any Moral Rights. To the extent such Moral Rights cannot be assigned under applicable law and to the extent allowed by law, Executive hereby irrevocably and unconditionally waives such Moral Rights. If Executive is unable to assign or waive any such Moral Rights in a jurisdiction, Executive consents to any action of the Company or any of its Affiliates that would violate such Moral Rights in the absence of such waiver or consent and will not assert any Moral Rights in relation thereto. This assignment, waiver, consent and/or non-assertion (as applicable) is made in favor of the Company and each of its Affiliates, and the successors of each of the foregoing, with respect to the Work Product. “Moral Rights” means any right to (i) claim or disclaim authorship of a work, (ii) object to any distortion, mutilation, or other modification or other derogatory action in relation to a work or (iii) object to any purpose, product, service, cause or institution in respect of which a work has been associated, in each case of (i), (ii) and (iii), whether or not such action would be prejudicial to the author’s reputation, and any similar right, existing under common or statutory law of any country in the world or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

(d) On Exhibit A attached hereto, Executive has listed all intellectual property (including all patents, copyrights, works of authorship, trademarks, trade secrets and all issuances, registrations and applications of any of the foregoing) created, developed, discovered or conceived prior to the Effective Date that: (i) Executive asserts is owned (solely or jointly with any other Person) by Executive, or in which Executive asserts and desires to retain an interest; and (ii) relates to the Company’s or any of its subsidiaries’ business (“Executive Pre-Existing IP”). Executive represents that such list is true and complete. Executive agrees that, if no such list is provided on Exhibit A, Executive represents that there is no Executive Pre-Existing IP.

8. Cooperation. Executive shall reasonably cooperate with the Company and with the Company’s counsel in connection with any actual or threatened claim, dispute, litigation, arbitration, government investigation, administrative proceeding, or other matter involving the Company that relates to events, occurrences, or conduct occurring (or claimed to have occurred) during and for up to two (2) years after Executive’s employment with the Company (collectively “Company Matters”) other than any Company Matter as to which Executive and the Company are directly adverse parties; provided that such cooperation activities (i) are limited in scope and time commitment and (ii) do not unreasonably interfere with other activities of Executive. In the event the Company requires Executive’s cooperation in accordance with this Section 8, the Company shall reimburse Executive for (i) reasonable legal fees and travel expenses (including lodging and meals), upon submission of receipts, incurred by Executive in connection with the performance of Executive’s obligations under this Section 8 and (ii) only if after termination of the Employment Period, a reasonable per diem, as determined in good faith by the Board. Executive’s failure to meet the requirements of this Section 8 shall constitute a material breach of this Agreement and Cause for termination should such failure occur during the Employment Period. Further, if Executive fails to meet the requirements of this Section 8 after receipt of five (5) business days’ written notice of such failure from the Board, the Company shall have no additional obligation to make any further payments to Executive or continue to permit Executive’s enrollment in any Company employee benefit programs pursuant to Section 5(c).

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9. Return of Property. Promptly upon the termination of Executive’s employment with the Company for any reason, Executive shall return to the Company any and all Company property and Confidential Information in Executive’s possession, custody, or control, whether in electronic or hard copy form, which Executive obtained while employed by the Company or otherwise serving or acting on behalf of the Company, or which Executive may then possess or have under Executive control. Further, Executive agrees that, if requested, upon termination of the Employment Period and for up to two (2) years following termination of the Employment Period, Executive will make available for inspection any and all personal devices utilized by Executive to perform Company business during the Employment Period. Executive further covenants that Executive shall not delete, destroy, modify, or otherwise alter any Company property or Confidential Information stored on any personal device or, likewise, destroy any personal device containing such content after receiving a request for inspection as described herein. Such inspection shall be conducted exclusively for the purpose of determining whether Executive has misappropriated the Company’s Confidential Information or engaged in a breach of fiduciary duty. Inspection shall be conducted at the Company’s expense by outside counsel in cooperation with the Board. Executive’s failure to meet the requirements of this Section 9 shall constitute a material breach of this Agreement and Cause for termination should such failure occur during the Employment Period. Further, if Executive fails to meet the requirements of this Section 9 after receipt of five (5) business days’ written notice of such failure from the Board, the Company shall have no additional obligation to make any further payments to Executive or continue to permit Executive’s enrollment in any Company employee benefit programs pursuant to Section 5(c).

10. Additional Acknowledgments. In addition, Executive acknowledges that the provisions of Sections 6, 7, 8, and 9 are in consideration of employment with the Company and additional good and valuable consideration as set forth in this Agreement. Executive also acknowledges that the restrictions contained in Sections 6, 7, 8, and 9 do not preclude Executive from earning a livelihood, nor do they unreasonably impose limitations on Executive’s ability to earn a living. Executive agrees and acknowledges that the potential harm to the Company of the non-enforcement of Sections 6, 7, 8, and 9 outweighs any potential harm to Executive of its enforcement by injunction or otherwise. Executive acknowledges that Executive has carefully read this Agreement and has given careful consideration to the restraints imposed upon Executive by this Agreement and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of the Company and its subsidiaries, if any, now existing or to be developed in the future and that each and every restraint imposed by this Agreement is reasonable in all respects.

11. Executive’s Representations. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that Executive has consulted with independent legal counsel regarding Executive’s rights and obligations under this Agreement and that Executive fully understands the terms and conditions contained herein.

12. Survival. The rights and obligations of the parties under this Agreement shall survive as provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions following the termination of Executive’s employment with the Company, regardless of the manner of or reasons for such termination.

13. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive shall be sent to the address last on file with the Company.

Notices to the Company:

Currenc Group Inc.

c/o Board of Directors

Unit B&D, 13/F, Lee & Man Commercial Center

169 Electric Road

North Point, Hong Kong

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

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14. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or enforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

15. Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

16. Headings/No Strict Construction. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. In addition, the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

17. Counterparts. This Agreement may be executed in separate counterparts (including facsimile and electronic transmission counterparts), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

18. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign Executive’s rights or delegate Executive’s duties or obligations hereunder without the prior written consent of the Company.

19. Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

20. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board) and Executive. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

21. Tax Withholdings. The Company shall be entitled to deduct or withhold from any amounts owing from the Company to Executive any federal, state, local or foreign withholding taxes, excise tax, or employment taxes imposed with respect to Executive’s compensation or other payments from the Company or Executive’s ownership interest in the Company (including wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity).

22. Consent to Jurisdiction. FOR THE SOLE PURPOSE OF OBTAINING EQUITABLE RELIEF IN CONNECTION WITH ANY DISPUTE, CONTROVERSY OR CLAIM BETWEEN THE PARTIES ARISING OUT OF Sections 6, 7, 8, and 9 OF THIS AGREEMENT, EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF NEW YORK. EACH OF THE PARTIES HERETO FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH ABOVE SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING IN THE STATE OF NEW YORK WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS SECTION 22. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF NEW YORK, AND HEREBY AND THEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT PURSUANT TO THIS SECTION 22 HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

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23. Arbitration. Except as otherwise provided for in Section 22, any dispute, controversy or claim arising out of or relating to this Agreement or Executive’s employment with and/or termination by the Company, which dispute, controversy or claim is not settled in writing within ten (10) business days after the date on which a party to this Agreement gives written notice to the other that a dispute, controversy or claim exists, shall be settled by arbitration conducted in New York, New York in accordance with the provisions of the National Rules for Resolution of Employment Disputes of the American Arbitration Association then in force (the “Rules”) and the laws of the State of New York. In the event that a party requests arbitration, it shall serve upon the other party a written demand for arbitration stating the substance of the controversy, dispute or claim and the contention of the party requesting arbitration. If possible, the arbitrator will be selected by mutual agreement. If the parties do not select the arbitrator by mutual agreement, the arbitrator shall be selected in accordance with the Rules. The decision of the arbitrator shall be in writing and shall set forth the basis therefor. The parties shall abide by all awards rendered in the arbitration proceedings and all such awards may be enforced and executed upon in any court having jurisdiction over the party against whom enforcement of such award is sought. The prevailing party with respect to any particular claim as determined in arbitration as contemplated by this Section 23 will be entitled to its reasonable attorney’s fees and costs incurred with respect to such claim from the non-prevailing party; in all other circumstances, each party shall pay its own legal fees and costs incurred in connection with arbitration.

24. Section 409A

(a) The parties intend that any amounts payable under this Agreement comply with, or are exempt from, the provisions of Section 409A of the Code, along with the rules, regulations and guidance promulgated thereunder by the Department of the Treasury or the Internal Revenue Service (collectively, “Section 409A”), and this Agreement shall be interpreted and administered in a manner consistent with that intention. Notwithstanding the foregoing, no particular tax result for Executive with respect to any income recognized by Executive in connection with this Agreement is guaranteed, and Executive will be responsible for any taxes, interest and penalties imposed on Executive under or as a result of Section 409A in connection with the Agreement.

(b) Notwithstanding any provisions of this Agreement to the contrary, if Executive is a “specified employee” (within the meaning of Section 409A and determined pursuant to any policies adopted by the Company consistent with Section 409A), at the time of Executive’s “separation from service” (as such term is defined in Section 409A) and if any portion of the payments or benefits to be received by Executive upon separation from service would be considered deferred compensation under Section 409A and cannot be paid or provided to Executive without Executive incurring taxes, interest or penalties under Section 409A, amounts that would otherwise be payable pursuant to this Agreement and benefits that would otherwise be provided pursuant to this Agreement, in each case, during the six-month period immediately following Executive’s separation from service will instead be paid or made available on the earlier of (i) the first business day of the seventh month following the date of Executive’s separation from service and (ii) Executive’s death.

(c) With respect to any amount of expenses eligible for reimbursement or the provision of any in-kind benefits under this Agreement, to the extent such payment or benefit would be considered deferred compensation under Section 409A or is required to be included in Executive’s gross income for federal income tax purposes, such expenses (including, without limitation, expenses associated with in-kind benefits) will be reimbursed by the Company no later than December 31st of the year following the year in which Executive incurs the related expenses. In no event will the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor will Executive’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

(d) With respect to any right of offset the Company may have against Executive for amounts Executive owes it or any of its Affiliates, such right shall only apply if the following conditions are met: (i) the debt was incurred by Executive in the ordinary course of Executive’s employment with the Company or any of its Affiliates, (ii) the aggregate amount of reduction shall not exceed $5,000 in any taxable year, and (iii) the reduction is made at the same time and in the same amount as the debt would have otherwise been due and collected from Executive.

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(e) Each payment under this Agreement is intended to be a “separate payment” and not of a series of payments for purposes of Section 409A. To the extent that some portion of the payments under this Agreement may be bifurcated and treated as exempt from Section 409A of the Code under the “short-term deferral” or “separation pay” exemptions, then such amounts may be so treated as exempt from Section 409A of the Code. Notwithstanding the foregoing, it is intended that the severance payable to Executive under Section 6(d) shall either (i) qualify as exempt under the “short-term deferral” exemption to the extent portions are paid within two and one-half (2-1/2) months after the end of the year in which Executive separates from service, or (ii) qualify as exempt under the “separation pay” exemption to the extent such severance will be paid solely upon Executive’s involuntary separation from service (as defined in Treas. Reg. §1.409A-1(n)), shall not exceed two times the lesser of (A) Executive’s annualized compensation (based upon the annual rate of pay for services provided for the taxable year preceding the taxable year in which Executive has a separation from service, or (B) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive separates from service (which for 2019 is $285,000) and will be paid in all events within two years following the end of the year in which Executive separates from service. To the extent the “separation pay” exemption applies, the amounts covered by the exemption shall be the amounts paid earliest in time that would be subject to Section 409A of the Code notwithstanding the “separation pay” exemption.

(f) A termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Section 409A), and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place will be the termination date.

25. Corporate Opportunities. During the Employment Period, Executive shall submit to the Board all business, commercial and investment opportunities or offers presented to Executive or of which Executive becomes aware which relate to the Company’s or any of its subsidiaries’ business at any time during the Employment Period (the “Corporate Opportunities”). In the event the Board determines not to pursue any such Corporate Opportunity and if the Board provides its express written permission to Executive to pursue such Corporate Opportunity, Executive shall be entitled to pursue such Corporate Opportunity, so long as it does not interfere with the performance of Executive’s duties to the Company or violate any of the provisions of this Agreement.

26. Non-Compete and Non-Solicitation.

(a) Non-Compete. During the Employment Period and for a period of six (6) months following the termination of Executive’s employment with the Company for any reason (the “Restricted Period”), Executive shall not, directly or indirectly, engage in, own, manage, operate, control, or participate in the ownership, management, operation, or control of, or be employed by or provide services to, any business or entity that competes with the business of the Company or any of its subsidiaries, as conducted or planned as of the date of termination of Executive’s employment, within 50 miles of the primary business location in the United States or any other jurisdiction where the Company operates where Executive has had significant involvement prior to his termination. Notwithstanding the foregoing, Executive may hold, solely for investment purposes, less than five percent (5%) of the outstanding shares of any publicly traded company.

(b) Non-Solicitation of Employees. During the Restricted Period, Executive shall not, directly or indirectly, solicit, recruit, or encourage any employee or consultant of the Company or any of its subsidiaries to leave their employment or engagement with the Company, or hire or engage any such individual, other than through a general solicitation not specifically directed at such individuals.

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(c) Non-Solicitation of Customers and Clients. During the Restricted Period, Executive shall not, directly or indirectly, solicit, divert, or attempt to solicit or divert any client, customer, or business partner of the Company or any of its subsidiaries with whom Executive had material contact during the last twelve (12) months of Executive’s employment, for the purpose of providing products or services that compete with those offered by the Company or any of its subsidiaries.

(d) Reasonableness. Executive acknowledges and agrees that the restrictions contained in this Section are reasonable in scope, duration, and geography and are necessary to protect the legitimate business interests of the Company, including its trade secrets, confidential information, and goodwill.

27. Insurance. The Company may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered advisable. Executive agrees to cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance.

28. Third-Party Beneficiaries. Nothing herein, expressed or implied, shall create or establish any third-party beneficiary hereto nor confer upon any Person not a party to this Agreement, any rights or remedies, including without limitation, any right to employment or continued employment for any specified period, of any nature or kind whatsoever, under or by reason of this Agreement.

29. EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS READ THIS AGREEMENT AND THAT EXECUTIVE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT EXECUTIVE HEREBY EXECUTES THE SAME AND MAKES THIS AGREEMENT AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF EXECUTIVE’S OWN FREE WILL.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Currenc Group Inc.,

By:	/s/ Alexander Kong King Ong
Name:	Alexander Kong King Ong
Title:	Executive Chairman

Wan Lung Eng

By:	/s/ Wan Lung Eng
Name:	Wan Lung Eng
Title:	Chief Executive Officer

Exhibit A: Inventions and Intellectual Property

1.	No Pre-Existing IP

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